        As filed with the Securities and Exchange Commission on January 30, 2001
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               _________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               _________________

                                  RESONATE INC.

             (Exact name of Registrant as specified in its charter)
                               _________________

            Delaware                         7372                                94-3228496

(State or other jurisdiction of       (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                             385 Moffett Park Drive
                           Sunnyvale, California 94089
                                 (408) 548-5500

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             STOCK OPTION AGREEMENT
                              DATED OCTOBER 2, 1998
                                     BETWEEN
                         RESONATE INC. AND KEN SCHROEDER
                            (Full title of the Plans)
                               _________________

                                Kenneth Schroeder
                             Chief Executive Officer

                                  Resonate Inc.
                             385 Moffett Park Drive
                           Sunnyvale, California 94089
                                 (408) 548-5500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               _________________

                                   Copies to:

                              Aaron J. Alter, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               _________________

                        Palo Alto, California 94304-1050
                                 (650) 493-9300


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
          Title of Each Class                      Amount             Proposed Maximum       Proposed Maximum          Amount of
            of Securities to                       to be               Offering Price       Aggregate Offering       Registration
             be Registered                       Registered               Per Share                Price                  Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value.......        1,408,500 (1)(3)          $5.40625 (2)          $7,614,704 (2)        $ 1,904 (2)
=================================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on January 26, 2001, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)  Represents the maximum number of shares that may be sold hereunder.

                                   PROSPECTUS

                                1,408,500 SHARES

                                  RESONATE INC.

                                  COMMON STOCK

          The 1,408,500 shares of our common stock offered by this prospectus will be sold by one of our stockholders. We have agreed to bear the expenses of registration of the shares in this prospectus, but all selling and other expenses incurred by the selling stockholder will be borne by him. None of the shares offered pursuant to this prospectus has been registered prior to the filing of the Registration Statement of which this prospectus is a part.

          The price at which such selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

          Our common stock is traded on The Nasdaq Stock Market's National Market under the symbol "RSNT." On January 26, 2001, the closing price for our common stock was $5.9375 per share.

                                  ___________

          Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 for a discussion of factors that you should consider.

                                  ___________

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ___________


                 The date of this prospectus is January 30, 2001

                                TABLE OF CONTENTS

RESONATE INC.....................................................   3


RISK FACTORS.....................................................   4


PLAN OF DISTRIBUTION.............................................  16


SELLING STOCKHOLDER..............................................  18


WHERE YOU CAN FIND MORE INFORMATION ABOUT RESONATE, INC..........  19


EXPERTS..........................................................  20

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

          In this prospectus, the "company," "RSNT," "we," "us," and "our" refer to Resonate Inc.

                                  RESONATE INC.

          We develop and market a family of software products and services that monitor, manage and control computer networks, server systems, and Internet, intranet and extranet applications. Our software products and services also take automated corrective action to ensure high availability and predictable performance of these applications to significantly enhance users' overall experience and satisfaction with the web site. Our software products and services help our customers by:

     . Deploying applications across multiple server systems and enabling those multiple server systems to act as a single, scalable and easily managed system

     . Directing requests to the server system best able to respond to the request

     . Routing traffic around computer, network and software problems to provide a consistent, responsive user experience

     . Taking automatic action to correct computer, network and software failures

     . Monitoring, managing and controlling their network, systems and applications more efficiently

          We were incorporated in California in July 1995 under the name Mediability Inc. In April 1996, we changed our name to Resonate Inc. We reincorporated in Delaware in July 2000. Our principal executive offices are located at 385 Moffet Park Drive, Sunnyvale, California 94089 and our telephone number is (408) 548-5500. Our web site is located at http://www.resonate.com. Information contained on our web site does not constitute part of this prospectus.

                                  RISK FACTORS

          This Form S-8 and the documents incorporated by reference contain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business and us.

We only began substantive operations in April 1996 and, as a result, it is difficult to forecast our future operating results.

          We were incorporated in July 1995 and had no substantive operations until April 1996. As a result, we have a limited operating history that makes it difficult to forecast our future operating results. In addition, the revenue and income potential of our business and market are unproven. Risks and difficulties typically encountered by companies in their early stages of development, particularly those in new and rapidly evolving markets such as ours, include our ability to:

     . Successfully develop, commercialize and achieve significant market acceptance of our current and next generation of products

     . Develop and maintain strong relationships with server system vendors, independent software vendors, application service providers, web hosting services, value-added resellers and systems integrators

     .    Expand our domestic and international sales efforts

     . Continue to attract and retain qualified personnel, particularly in the areas of sales, marketing and engineering

     .    Manage growing operations

We have a history of losses, expect to continue to incur significant operating expenses and losses in the future, and may never achieve or sustain profitability.

          We have experienced operating losses in each quarterly and annual period since our inception in 1995, and we expect to continue to incur significant operating expenses and losses for the foreseeable future. We cannot predict when we will be profitable, if at all. We may never achieve future revenue growth or achieve or sustain profitability. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis. If we continue to incur net losses and never attain profitability, our stock price will suffer.

          We intend to substantially increase our operating expenses, particularly expenses relating to expanding our sales and marketing activities and our direct sales force, adding to the number of relationships within our indirect distribution channels and increasing levels of research and development. As a result, we will need to generate significant additional revenue to achieve and maintain profitability in the future. Moreover, failure to achieve and sustain significant increases in our quarterly net sales could cause us to curtail planned increases in our operating expenses, which would adversely impact our ability to grow our business.

The planned expansion of our direct sales force will involve significant expense to us, and may not succeed.

          We have and expect to continue to, substantially increase the number of our direct sales personnel to both support and develop leads for our indirect distribution channels and increase the direct sale of our products. This expansion will significantly increase personnel costs and related expenditures. We do not expect new sales personnel to be productive immediately, and we cannot assure you that costs of this expansion will not exceed the revenue generated by the new sales personnel. We also cannot assure you that we will be successful in hiring our target number of sales personnel.

Our quarterly operating results may fluctuate significantly, and may be subject to seasonality, which may cause our stock price to fall.

          Our quarterly operating results have varied significantly in the past and are likely to vary significantly in the future, which makes it difficult for us to predict our future operating results. Factors that could cause our operating results to fluctuate include:

     .    Changes in the mix of products and services we sell

     . The timing of the development and release of enhanced versions of Central Dispatch, Commander, Global Dispatch and Enterprise Service Console, as well as future product enhancements and new products

     . Deferrals of customer orders in anticipation of product enhancements or new products

     . Announcement or market acceptance of new products or product enhancements offered by our competitors

     .    The mix of channels through which we sell our products

     . The timing and amount of orders from companies who sell our products through our indirect distribution channel

     . The size and timing of large transactions may yield revenue fluctuations that are inconsistent with prior or subsequent periods

     . General economic conditions specific to the Internet services management industry

          Because of these factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as an indicator of our future performance. Our operating results will likely be below the expectations of public market analysts and investors in some future quarter or quarters. If this occurs, the price of our common stock will probably decline.

          A delay in anticipated sales beyond the end of a particular quarter may harm our results of operations for that quarter. Furthermore, we base our decisions regarding our operating expenses on anticipated revenue trends, and our expense levels are relatively fixed. Consequently, if revenue levels fall below our expectations, we may suffer unexpected losses because only a small portion of our expenses varies with our revenue.

          We expect to experience seasonality in the sales of our software products. For example, we expect that sales may decline during summer months, particularly in Europe, thereby adversely affecting sales during our third quarter. We also anticipate that sales may be lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results. Furthermore, it is difficult for us to evaluate the degree to which this seasonality may affect our business because our growth may have largely overshadowed this seasonality in recent periods.

If we fail to successfully educate potential customers regarding the benefits of our internet services management solutions, our ability to sell our products and grow our business will be severely limited.

          Our future success depends on widespread commercial acceptance of our products. The market for Internet services management solutions is relatively new and rapidly evolving. If we are unable to educate our potential customers, and the market in general, of the advantages of our software based Internet services management solutions over hardware based server load balancing products and network system management products, our ability to sell our products will be severely limited. Rather than utilizing comprehensive Internet services management solutions, most web data center administrators manage their services by adding servers and interconnecting a variety of single function systems and traffic management tools. In addition, our competitors offer a wide variety of hardware or software products that purport to serve the needs addressed by our products. Our ability to increase revenue in the future depends on the extent to which our potential customers recognize the value of our integrated Internet services management solutions. The acceptance of our products and services may also be hindered by:

     . The reluctance of our prospective customers to replace or supplement their current networking products, which may be supplied by more established vendors, with our products

     . The emergence of new technologies or industry standards, which could cause our products to be less competitive or obsolete

          In addition, because the market for Internet services management solutions is in an early stage of development, we cannot accurately assess the size of the market, and we have limited insight into trends that may emerge and affect our business. For example, we may have difficulty in predicting customer needs, developing products that could address those needs and establishing a distribution strategy for these products.

If our Central Dispatch, Commander, Global Dispatch or Enterprise Service Console products or other new products, product enhancements or services fail to achieve customer acceptance, our growth and revenue will be limited.

          Rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards characterize our industry. Our existing products will be rendered less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand or ensure that they interoperate with current and emerging networking technologies. The success of our products will depend on factors including:

     . Their ability to meet customer needs and expectations regarding features and performance

     . Our ability to accurately anticipate industry trends and changes in technology standards

     .    Timely completion and introduction of new product designs and features

          Further, because the market is new for products that facilitate the efficient processing of data and transactions across computer networks, potential customers in this market may be confused or uncertain about the relative merits of these products or which product to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from purchasing our products, which could limit our growth and revenue.

Our sales of Central Dispatch generated approximately 75% of our product revenue in the year 2000, and a decline in our sales, in absolute dollars, of Central Dispatch could materially harm our results of operations.

          In the year 2000, we derived approximately 75% of our product revenue from sales of our Central Dispatch product, and we expect to derive a significant portion of our revenue from sales of Central Dispatch for at least the next two years. Our ability to sell Central Dispatch depends upon its ability to solve critical network performance and availability problems of our customers. If Central Dispatch is unable to solve these problems for our customers, our ability to maintain our existing customer base and to obtain new customers for Central Dispatch will be adversely impacted, which would result in a substantial loss of revenue or an inability to grow our revenue.

Our ability to grow our business depends upon increased demand for our products from corporate enterprises and the extent to which our products can accommodate the needs of corporate enterprises.

          We cannot assure you that corporate enterprises, who typically operate in more complicated information technology environments, will widely adopt Internet services management solutions to facilitate their data and transaction processing needs. Our ability to grow our business will depend upon the extent to which corporate enterprises adopt Internet services management solutions. Moreover, if corporate enterprises require significantly different product features for our Internet services management solutions, whether as a result of choosing to outsource some or all of their applications to applications service providers or otherwise, we will be required to enhance or modify our products in this manner. As a result, we could incur delays in introducing enhanced or modified versions of our products, delays in capturing enterprise customers and significant expense. Any of these alternatives will limit our ability to grow our business and could result in higher net losses.

We derive substantially all of our revenue through the sale of upfront licenses of our software products, and alternative business models employed by competition could erode our product pricing.

          If alternative business methods of delivering the capabilities of our software products are developed by competitors, they may substantially erode the price which we can charge for our products. These alternative methods include bundling these capabilities through a subscription model by application service providers.

Our markets are highly competitive, our customers may choose to purchase our competitors products, and we cannot assure you that we will be able to compete effectively.

          Our markets are new, rapidly evolving and highly competitive, and we expect competition to persist and intensify in the future. Our principal competitors for our Central Dispatch and Global Dispatch products include several companies offering hardware-based server load balancing such as Alteon Web Systems (Nortel Networks), Arrowpoint Communications (Cisco Systems), Cisco Systems, F5 Networks, Foundry Networks and Microsoft. These competitors have significantly greater financial, technical, marketing, service and other resources than we do.

          In the future, increased competition for our Commander and Enterprise Service Console products may come from providers of systems management products, including Tivoli Systems, BMC Software and others, and from providers of network management products, such as Micromuse and Visual Networks. As these providers enhance their products to meet the needs and requirements of Internet deployed applications and services, potential customers may choose their products over our solutions.

          We expect to continue to face additional competition as new participants enter the traffic or systems management markets. In addition, other large companies with significant resources, brand recognition and sales channels may form alliances with or acquire competing traffic management solutions and emerge as significant competitors. Potential competitors may bundle their products or incorporate a load balancing or traffic management component into existing products in a manner that discourages users from purchasing our products. In addition, our competitors may choose to significantly reduce their prices and we may be forced to match their price reductions in order to remain competitive. Price reductions could significantly lower our revenue or increase our operating losses.

          Our competitors may respond more quickly to emerging technologies than we do. We may lose customers to competitors if we are not able to respond to requests for additional features in a timely fashion. We may not be able to maintain or improve our competitive position against current or potential competitors, especially those with greater resources.

Our sales cycle is lengthy and unpredictable, involving significant expense and effort by us in advance of product orders, and may cause our operating results to fluctuate, which could result in volatility in our stock price.

          The typical sales cycle of our Internet services management products can be lengthy and unpredictable and involves significant capital investment decisions by prospective customers, as well as education of potential customers regarding the benefits of our software-based solutions. The sales cycle for our products has ranged from one to three months for sales to smaller customers to up to one year or more for sales to large, established enterprises. As we increasingly target enterprise customers, we expect our average sales cycle to lengthen. If sales forecasted from specific customers for a particular quarter are not realized in that quarter, we may be unable to compensate for the revenue shortfall causing our operating results to vary significantly from quarter to quarter. A significant variation in our quarterly results could result in volatility in our stock price. Customers frequently begin by evaluating our products on a limited basis before deciding to purchase them. Generally, customers consider a wide range of issues before committing to purchase our products, including product benefits, ability to interoperate with their networking equipment and product reliability. While potential customers are evaluating a purchase of our products, we may incur substantial sales and marketing expenses and expend significant management effort. The result of making these expenditures with no corresponding revenue in any given quarter could further exacerbate our quarterly fluctuations and our stock price volatility.

We rely on our relationships with a limited number of third parties to implement and promote our software platform, and if these relationships fail, our revenue or our ability to grow our revenue may decrease.

          We depend upon our relationships with Hewlett-Packard, IBM and Sun Microsystems to help distribute and market our products. Although we have developed distribution and marketing relations with these three companies and a limited number of other server system vendors, independent software vendors, application service providers, value-added resellers, systems integrators and web hosting services, we cannot control the amount or timing of resources that these third parties devote to our business. We cannot assure you that the third parties who currently market our products will do so effectively, and we may not be able to maintain our existing relationships with these third parties. In addition, our arrangements with third parties typically do not restrict them from working with our competitors. In the event one or more of these third parties were to acquire or significantly increase their relationships with our competitors, their incentive to continue to devote their resources to selling our products could decline and our revenue could suffer accordingly. If any of our relationships is terminated, we may not be able to develop or maintain substitute marketing and distribution relationships.

If we do not substantially expand our direct and indirect sales channels, our ability to sustain or increase our sales will be harmed.

          In order to increase the sales of our products and services, we need to increase both our direct and indirect sales channels. If we are unable to increase both our direct and indirect sales channels, our ability to increase revenue could be seriously harmed. In North America, we currently sell our products directly and through companies with whom we have established indirect sales channel relationships. Our sales and distribution strategy depends principally on:

     . Developing and expanding our indirect sales and distribution channels by establishing relationships with leading server system vendors, independent software vendors, application service providers, web hosting services, value-added resellers and systems integrators

     . Developing and expanding our direct sales organization by hiring additional personnel

          Outside North America, we derive a significant portion of our revenue through our indirect sales channels. To achieve broader distribution of our products, we expect to continue to invest in the development of indirect sales channels. If we fail to develop and maintain relationships with significant server system vendors, independent software vendors, application service providers, web hosting services, value-added resellers and systems integrators, or if these third parties are not successful in their sales efforts or if we fail to expand our direct sales organization, sales of our products and services may decrease or fail to increase.

Our expansion into international markets may not succeed and will expose us to risks associated with international operations and result in higher personnel costs.

          We intend to expand into international markets. We have only limited experience in marketing, selling and supporting our products internationally. Prior to 1998, we had no revenue from sales to customers located outside North America. Sales to customers located outside North America represented 5% of our revenue for year ended December 31, 2000.

          In order to increase our international sales, we intend to expand the number of relationships with third parties who sell our products internationally and develop a direct international sales presence. We may incur higher personnel costs establishing international offices and by hiring international sales staff, which may not result in an increase in our revenue. We may not be able to maintain our operating margins for international sales due to the higher costs of these sales.

          Our continued growth will require us to develop our international operations in European and Asian countries. If we are unable to expand our international operations successfully, and in a timely manner, our business and results of operations may be seriously harmed. Such expansion may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products internationally. Our international operations could also be affected by a number of risks and uncertainties, including:

     . The difficulties and significant costs of staffing and managing foreign operations

     .    Unexpected changes in regulatory requirements

     . Legal uncertainties regarding liability, export and import restrictions, tariffs and other trade barriers

     .    Reduced protection of intellectual property in other countries

     . Longer collection cycles and increased difficulty in collecting delinquent or unpaid accounts

     . Fluctuations in the value of the U.S. dollar relative to other currencies

     .    Potentially adverse tax consequences

     .    Political and economic instability

     .    Costs relating to the granting of equity to international employees

          Any of these factors could impair our ability to expand our international operations into these markets or to generate significant revenue from those markets in which we operate.

We may not be able to attract, train or retain qualified engineering, sales, marketing, professional services and customer support personnel because these personnel are limited in number and in high demand.

          Our future success will depend in large part on our ability to hire and retain a significant number of qualified personnel, particularly in engineering, sales, marketing, professional services and customer support. Competition for qualified personnel is intense, especially in Northern California where we are headquartered, and we may not be able to hire the quality and number of personnel we are targeting. Our inability to hire and retain qualified personnel may harm our results of operations and our ability to maintain or increase market share.

          We currently have a small professional services and customer support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. The installation of Internet traffic management solutions, the integration of these solutions into existing networks and the ongoing support can be complex. Accordingly, we need highly trained professional services and customer support personnel. Hiring professional services and customer support personnel is very difficult in our industry due to the limited number of qualified candidates available.

          Our ability to attract and retain qualified personnel may be even more difficult because potential employees may perceive the value of our future stock option grants offered to them to be less valuable than stock option grants offered by other companies that are not yet public. Our inability to attract, train or retain the number of highly qualified engineering, sales, marketing, professional services and customer support personnel that our business needs may seriously harm our business and results of operations.

Our intellectual property could be used by others without our consent because protection of our intellectual property is limited.

          We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of these breaches. Any actions taken by us to enforce our intellectual property rights could result in significant expense to us and the diversion of management time and other resources.

          In September 2000, we filed a lawsuit for patent infringement against Alteon Websystems, which has been acquired by Nortel Networks. This action could require us to expend significant financial resources to protect our intellectual property, and may consume valuable management time. The litigation is currently in the discovery stage.

          Monitoring use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

Our recent growth has placed a significant strain on our management, systems and resources, and we may experience difficulties managing our expected growth.

          Since the introduction of our product line, we have experienced a period of rapid growth and expansion that has placed, and continues to place, a significant strain on all of our management, systems and resources. We have increased the number of our employees from 42 at December 31, 1997 to 245 at December 31, 2000. We expect our headcount to continue to grow substantially. We expect our growth to continue to strain our management, operational and financial resources. For example, we may not be able to install adequate financial control systems in an efficient and timely manner, and our current or planned information systems, procedures and controls may be inadequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and our internal resources. If we are unable to manage our growth effectively, our business and results of operations may be seriously harmed.

We depend on our key personnel and loss of any key personnel may harm our business and results of operations.

          Our success depends to a significant degree upon the continued contributions of our key management, product development, sales and marketing and finance personnel, many of whom would be difficult to replace. In particular, we rely on our President and Chief Executive Officer, Ken Schroeder. If we were to lose the services of Mr. Schroeder, our business and results of operations could be harmed. We do not maintain employment agreements or key person life insurance for any of our key personnel.

The development of new operating systems or the emergence of new network standards could cause our products to become obsolete or require us to redesign our products.

          Our products operate on Solaris, Windows NT, AIX, Linux and HP/UX operating systems, and features of our products are dependent upon the network standards used by a customer. If new operating systems are developed or new network standards emerge, our failure to modify our products in a timely or cost effective manner could limit our potential customer base, which would adversely affect our ability to increase our revenue. Furthermore, we will need to modify our products or develop new versions of our products as new versions of operating systems are developed. If we fail to continue to develop new products to respond to changes in computer networks and operating systems, our ability to grow our business will suffer.

Undetected software errors in our products could harm our reputation and cause us to incur significant warranty and repair costs.

          Software products frequently contain undetected errors when first introduced or as new versions are released. We have experienced these errors in the past in connection with new products and product upgrades. We expect that these errors will be found from time to time in new or enhanced products after commencement of commercial shipments. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems.

Because our products could interfere with the operations of our customers' other software applications, we may be subject to potential product liability and warranty claims by these customers, which may be costly and may not be adequately covered by insurance.

          Our products are integrated with our customers' networks and software applications. The sale and support of our products may entail the risk of product liability or warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Although we carry general liability insurance, our current insurance coverage would likely be insufficient to protect us from all liability that may be imposed under these types of claims. A material product liability claim may seriously harm our results of operations.

Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license and royalty arrangements.

          Our industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. We may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third party proprietary rights, such as patents, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad. Any of these results could harm our business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grows and functionalities of products overlap. Former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us.

Because we derive our revenue primarily from companies that use the Internet and Internet-based technologies to conduct business, a general decline in the Internet sector could significantly hurt our operations.

          Our software products and services are designed for customers that use the Internet and Internet-based technologies to conduct business. While growth of electronic business has been rapid, some companies within the Internet sector have experienced a slowdown beginning in the second quarter of 2000. Slowdowns in the Internet sector could adversely affect the ability of some of our customers to timely fulfill their payment obligations to us. During the nine months ended September 30, 2000, we wrote off accounts receivable of approximately $130,000 as a result of the insolvency of two of our customers. To the extent we are required to write off more accounts receivable, our results of operations will be harmed.

Our products incorporate the Java run time environment, which we license from Sun Microsystems, and our product shipments could be delayed if that software is no longer available to us.

          Our products incorporate the Java run time environment, which we license from Sun Microsystems. This third party software may not continue to be available to us on commercially reasonable terms. If we cannot maintain our license to Sun's Java run time environment, shipments of our products could be delayed until we could develop or license software to replace the functionality provided by this license and integrate that software into our products. Delays in product shipments could harm our revenue.

A disaster could severely damage our operations because we do not have a separate geographically located backup system.

          We currently do not have fully redundant systems for our service at an alternate site. A disaster could severely damage our ability to deliver our services. Our services depend upon our ability to maintain and protect our computer systems, all of which are located in our principal headquarters in Sunnyvale, California. Sunnyvale exists on or near a known earthquake fault zone. Although our facility which hosts our computer systems, is designed to be fault tolerant, the system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Although we maintain general business insurance against fires, floods and some general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our expenses.

          California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

          Furthermore, the deregulation of the energy industry instituted in 1996 by the California government has caused power prices to increase. Under deregulation, utilities were encouraged to sell their plants, which traditionally had produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have skyrocketed over the past year. If wholesale prices continue to increase, our operating expenses will likely increase, as all of our facilities are located in California.

We may need to raise additional funds, which may not be available on terms favorable to us, if at all.

          We believe that our cash from operations and our recent initial public offering will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. The estimate of the time period in which our cash resources will be sufficient to meet our working capital and capital expenditure needs is a forward-looking statement that involves risks and uncertainties. Our actual funding requirements may differ materially from this as a result of a number of factors, including our development and introductions of new products and expansion in the number of our personnel. We may need to raise additional funds prior to the end of the next twelve months or at a later date. We cannot assure you that any additional financing we may need will be available on terms favorable to us, if at all.

          Further, if we issue additional equity securities, stockholders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise funds on acceptable terms, we may not be able to develop new products or enhance our existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

Our executive officers, directors and their affiliates and 5% stockholders are able to exercise significant control over all matters requiring stockholder approval.

          Upon the completion of our initial public offering in August 2000, our executive officers, directors and their affiliates and 5% stockholders beneficially owned, in the aggregate, approximately 57.1% of our outstanding common stock. As a result, these stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us even if our other stockholders believe that it is desirable.

We are at risk of securities class action litigation due to our expected stock price volatility.

          The market price of our common stock may fluctuate significantly in response to a number of factors such as changes in accounting rules and regulations, market trends and company performance, some of which are beyond our control. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Regardless of its outcome, securities litigation may result in substantial costs and divert management's attention and resources, which could harm our business and results of operations.

A significant portion of our total outstanding shares has been restricted from immediate resale and has only recently become eligible for sale into the market. The expiration of these restrictions could cause the market price of our common stock to drop significantly, even if our business is doing well.

          If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. In addition, such sales could create the perception to the public of difficulties or problems with our products. As a result, these sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We may engage in future acquisitions that dilute our stockholders, cause us to incur debt or assume contingent liabilities.

          We may acquire businesses, products or technologies that we believe may complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements with respect to any acquisitions, we may acquire businesses, products or technologies in the future. We may not be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could harm our business. Furthermore, we may issue equity securities to pay for any future acquisitions which could be dilutive to our existing stockholders.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

          Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove members of our board of directors or act by written consent without a meeting. In addition, our board of directors have staggered terms which makes it difficult to remove them all at once. The acquiror would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquiror also will not be able to cumulate votes at a meeting, which will require the acquiror to hold more shares to gain representation on the board of directors than if cumulative voting were permitted.

          Our board of directors also has the ability to issue preferred stock which would significantly dilute the ownership of a hostile acquiror. In addition, Section 203 of the Delaware General Corporations Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial to some stockholders.

          Our board of directors could choose not to negotiate with an acquiror that it does not feel is in the strategic interests of Resonate. If the acquiror was discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, our stockholders could lose the opportunity to sell their shares at a favorable price.

                              PLAN OF DISTRIBUTION

          We are registering a total of 1,408,500 shares of common stock on behalf of Kenneth Schroeder, our President, Chief Executive Officer and Director. All of the 1,408,000 shares registered hereby were transferred by Mr. Schroeder to the Schroeder Family Trust dated May 3, 2000. We issued all of the shares in connection with Mr. Schroeder's exercise of the stock options we granted to him under a Stock Option Agreement dated October 2, 1998, pursuant to his hiring at Resonate. We will receive no proceeds from this offering.

          The selling stockholder or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing at prices related to the then current market price or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers.

          The shares may be sold by the selling stockholder by one or more of the following methods, or others:

     . Block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

     . Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus

     . On a stock exchange in accordance with the rules of the particular exchange

     . Ordinary brokerage transactions and transactions in which the broker solicits purchasers

     .    Privately negotiated transactions

     .    A combination of any of these methods of sale

          In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may subsequently resell the shares from time to time in the following transactions:

     . Transactions which may involve block transactions and sales to and through other broker-dealers in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale

     .    In negotiated transactions

     .    At prices related to the then-current market price

          In connection with these resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

          The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with any sales. In the event of a sale, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

          We have agreed to pay all fees and expenses incident to the registration of the shares. The selling stockholder will pay all commissions and discounts, if any, attributable to the sales of the shares.

          We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) promulgated under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of each such selling stockholder and of the participating broker-dealer(s)

     .    the number of shares involved

     .    the price at which such shares were sold

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

     .    other facts material to the transaction

          The selling stockholder may, in the future, also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

          There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by him hereunder.

                               SELLING STOCKHOLDER

          The shares of our common stock to be offered and sold pursuant to this prospectus were issued to Kenneth Schroeder upon the exercise of the stock options granted to him in connection with the commencement of his employment as our President and Chief Executive Officer. All of the 1,408,000 shares issued to Mr. Schroeder were transferred to the Schroeder Family Trust dated May 3, 2000. The following table sets forth information with respect to beneficial ownership of our common stock as of December 31, 2000 by the selling stockholder. The selling stockholder has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him, subject to community property laws where applicable.

          The shares offered by this prospectus may be offered from time to time by the selling stockholder named below. The number of shares of common stock offered by this prospectus by the selling stockholder, and any other person with whom he is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) of the Securities Act of 1933, as amended. The selling stockholder may offer all, some or none of the shares.

                                                                                                      Number of Shares
                                   Number of Shares Beneficially    Percentage of Outstanding        Registered for Sale
Name of Selling Stockholder           Owned Prior to Offering       Shares Beneficially Owned             Hereby
---------------------------        -----------------------------    -------------------------        -------------------
Kenneth Schroeder (1)                          200,000 (3)                    0.73%                      _______
Schroeder Family Trust (2)                   1,408,000 (4)                    5.14%                     1,408,000 (5)
                                             ---------                        ----
Total:                                       1,608,000                        5.87%

(1) Kenneth Schroeder is our President, Chief Executive Officer and a member of our Board of Directors.

(2) Kenneth Schroeder is a trustee of the Schroeder Family Trust dated May 3, 2000.

(3) This number represents 200,000 shares issuable upon exercise of options held by Mr. Schroeder within 60 days of December 31, 2000, 141,667 of which would be subject to a right of repurchase in our favor as of December 31, 2000, which right lapses over time.

(4) At December 31, 2000, 586,876 shares held by the Schroeder Family Trust were unvested and subject to a right of repurchase in our favor, which right lapses over time.

(5)  Represents the maximum number of shares that may be sold hereunder.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT RESONATE INC.

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

          The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     . Our Form S-1 (File No. 333-31730), filed March 3, 2000, as amended on July 10, 2000, July 24, 2000 and August 1, 2000

     . Our prospectus, filed August 3, 2000, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended

     . Quarterly Report on Form 10-Q filed for the fiscal quarter ended September 30, 2000, filed November 13, 2000

     . Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, filed September 8, 2000

     . The description of Resonate Inc. common stock contained in our Registration Statement on Form 8-A, filed on July 25, 2000.

          You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department, at the following address and telephone number:

                           Resonate Inc.
                           385 Moffett Park Drive
                           Sunnyvale, California 94089
                           Attention: Investor Relations

                           (408) 548-5500

                                     EXPERTS

          The financial statements incorporated in this Registration Statement by reference to the Registration Statement on Form S-1, File No. 333-31730 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Documents by Reference

     There are hereby incorporated by reference into this Registration Statement and into the Prospectuses relating to this Registration Statement pursuant to Rule 428 the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

               1. The Registrant's Form S-1 (File No. 333-31730), filed with the Commission on March 3, 2000, as amended on July 10, 2000, July 24, 2000 and August 1, 2000;

               2. The Registrant's Prospectus, filed with the Commission on August 3, 2000, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended;

               3. The Registrant's Quarterly Report of Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 13, 2000;

               4. The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on September 8, 2000; and

               5. The description of the Registrant's Common Stock which is contained in the Registrant's registration statement on Form 8-A, as filed pursuant to section 12(g) of the Securities Exchange Act of 1934 on July 25, 2000.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     Not applicable.

Item 5.   Interests of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7.   Exemption from Registration Claimed

     The shares of common stock being offered under this Registration Statement were issued to Kenneth Schroeder, the Registrant's President and Chief Executive Officer, pursuant to his exercise of certain stock options on February 16, 1999. This transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that this transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. Mr. Schroeder represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Mr. Schroeder had adequate access, through his relationship with the Registrant, to information about the Registrant.

Item 8.   Exhibits and Financial Statement Schedules

          EXHIBITS

          4.1 Stock Option Agreement dated October 2, 1998 between the Registrant and Kenneth Schroeder.

          10.1 Stock Purchase Agreement dated February 16, 1999 between Kenneth Schroeder and the Registrant.

          23.1        Consent of Independent Accountants.

          24.1        Power of Attorney (See page II-4).


Item 9.   Undertakings

          (a) The undersigned Registrant hereby undertakes:

              (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (ii) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant, Resonate Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 30, 2001.

                                             Resonate Inc.

                                             By:  /s/ Robert C. Hausmann
                                                  ______________________________
                                                  Robert C. Hausmann
                                                  Chief Financial Officer


                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Hausmann and Joshua A. Lipp and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                      Title                                  Date
                ---------                                      -----                                  ----
         /s/ Kenneth Schroeder         President, Chief Executive Officer and Director          January 30, 2001
        ______________________         (Principal Executive Officer)
            Kenneth Schroeder

         /s/ Robert C. Hausmann        Chief Financial Officer (Principal Financial and         January 30, 2001
        _______________________        Accounting Officer)
           Robert C. Hausmann

         ______________________        Chairman of the Board
           Gordon A. Campbell

         /s/ Christopher C. Marino     Founder, Corporate Vice President and Director           January 30, 2001
         _________________________
          Christopher C. Marino

         /s/ I. Robert Greene          Director                                                 January 30, 2001
        __________________________
            I. Robert Greene

         /s/ Robert J. Finocchio, Jr.  Director                                                 January 30, 2001
        _____________________________
        Robert J. Finocchio, Jr.

         /s/ Russell Siegelman         Director                                                 January 30, 2001
         __________________________
            Russell Siegelman

         /s/ John S. McFarlane         Director                                                 January 30, 2001
         ___________________________
            John S. McFarlane

                                  EXHIBIT INDEX

EXHIBITS

        4.1 Stock Option Agreement dated October 2, 1998 between the Registrant and Kenneth Schroeder.

        10.1 Stock Purchase Agreement dated February 16, 1999 between Kenneth Schroeder and the Registrant.

        23.1   Consent of Independent Accountants.

        24.1   Power of Attorney (See page II-4).